Exhibit 99.1
Harmonic Announces Preliminary Unaudited
Fourth Quarter and Year End Results
Strong Sales and Earnings Growth; Strong Operating Performance;
Extended Worldwide Customer Base and Technology Leadership
SUNNYVALE, Calif.—January 29, 2009—Harmonic Inc. (NASDAQ: HLIT), a leading provider of broadcast and on-demand video delivery solutions, today announced its preliminary and unaudited results for the quarter and year ended December 31, 2008.
For the fourth quarter of 2008, the Company reported net sales of $96.9 million, up 11% from $87.4 million in the fourth quarter of 2007. For the full year 2008, net sales were $365.0 million, up 17% from $311.2 million in 2007. In 2008, the Company saw revenue growth across the range of its cable, satellite, telco, broadcast and other markets. Both domestic and international sales grew strongly in 2008, with international sales representing 47% and 44% of revenue, respectively, for the fourth quarter and the full year 2008.
The Company strengthened its gross margins in 2008, reflecting the continued success of its new products and solutions, as well as its sourcing strategy and product design innovations.
GAAP net income for the fourth quarter of 2008 was $13.2 million, or $0.14 per diluted share, up from $6.6 million, or $0.07 per diluted share, for the same period of 2007. For the full year 2008, GAAP net income was $64.0 million, or $0.67 per diluted share, up from $23.4 million, or $0.28 per diluted share in 2007. The results for the quarter and year ended December 31, 2008 included a charge of approximately $5.2 million for the settlement of litigation and related costs.
Excluding the charge related to the settlement of litigation, as well as non-cash accounting charges for stock-based compensation, amortization of intangibles, and the reversal of a valuation allowance related to certain deferred tax assets, the non-GAAP net income for the fourth quarter of 2008 was $19.0 million, or $0.20 per diluted share, up from non-GAAP net income of $16.9 million, or $0.19 per diluted share, for the same period of 2007.
For the full year 2008, non-GAAP net income, excluding the items discussed in the preceding paragraph as well as the impairment of a marketable security, was $66.4 million, or $0.70 per diluted share, up from non-GAAP net income of $43.1 million, or $0.52 per share, for 2007.
For more information regarding non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” and “GAAP to non-GAAP Reconciliation” below.
As of December 31, 2008, the Company had cash, cash equivalents and short-term investments of $327.2 million, up from $293.4 million as of September 26, 2008. During the fourth quarter, Harmonic announced a definitive agreement to acquire Scopus Video Networks Limited (NASDAQ: SCOP) for approximately $51.0 million in cash, net of Scopus’ cash and short-term investments. The proposed acquisition is subject to customary closing conditions, including the requirement that the parties obtain regulatory approvals and the approval of Scopus’ shareholders, and is currently expected to close in March of 2009.
“2008 was an outstanding year for our Company, with record revenues, gross margins and earnings,” said Patrick Harshman, President and Chief Executive Officer. “Underlying our success was the expanding range of video service providers around the globe who have selected Harmonic to power their mission-critical video services.
“Moving into 2009, we plan to continue investing in the long term growth of our business. We expect to announce a number of important new product introductions and to complete the acquisition of Scopus, which we believe will further expand our worldwide customer base and strengthen our technology leadership. We will also continue to focus on controlling our costs and improving our operating efficiencies.

“While the first quarter is usually the slowest period of the year and the global economic situation creates substantial near term uncertainty, we remain confident that our technology leadership, diversified customer base and strong financial position provide us with operational and strategic flexibility. We are well-positioned to further strengthen our competitive position and increase our global market share in 2009 and beyond.”
Business Outlook
Harmonic anticipates that net sales for the first quarter of 2009 will be in a range of $72 to $78 million. GAAP gross margins and operating expenses will be in a range of 45% to 47% and $32 to $33 million, respectively. Non-GAAP gross margins and operating expenses for the same period, excluding charges for stock-based compensation and the amortization of intangibles, are anticipated to be in a range of 47% to 49% and $30 to $31 million, respectively. All of these projections exclude the impact of closing the proposed acquisition of Scopus.
Conference Call Information
Harmonic will host a conference call today to discuss its financial results at 2:00 p.m. Pacific (5:00 p.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1.706.634.9047 (conference identification code 30815953). The replay will be available after 6:00 p.m. Pacific at the same website address or by calling +1.706.645.9291 (conference identification code 30815953).
About Harmonic Inc.
Harmonic Inc. is a leading provider of versatile and high performance video solutions that enable service providers to efficiently deliver the next generation of broadcast and on-demand video services, including high definition, video-on-demand, network personal video recording and time-shifted TV. Cable, satellite, broadcast and telecom service providers can utilize Harmonic’s digital video, broadband optical access and software solutions to offer consumers a compelling and personalized viewing experience.
Harmonic (NASDAQ: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
Legal Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to: our expectations regarding our final results for the fourth quarter and year ended December 31, 2008; our expectations regarding the closing of the proposed acquisition of Scopus, including the expected date of closing and the benefits that Harmonic expects to result from the acquisition; our plans to continue investing in the long term growth of our business; our expectation that we will announce a number of important new product introductions; our belief that our new product introductions and our acquisition of Scopus will further expand our worldwide customer base and strengthen our technology leadership; our expectation that we will continue to focus on controlling our costs and improving our operating efficiencies; our belief that our technology leadership, diversified customer base and strong financial position provide us with operational and strategic flexibility, and that we are well-positioned to further strengthen our competitive position and increase our global market share in 2009 and beyond; and our expectations regarding net sales, GAAP gross margins and non-GAAP gross margins for the first quarter of 2009. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the acquisition of Scopus does not close when expected, or at all; if we do complete the acquisition of Scopus, we will not be able to integrate Scopus into our business as effectively or efficiently as expected; Scopus does not provide Harmonic with the benefits and synergies that we currently expect from the acquisition; the trends toward more high-definition, on-demand and anytime, anywhere video will not continue to develop at its current pace, or at all; our products will not generate sales that are commensurate with our expectations; the mix of products sold and the effect it has on gross margins; delays or decreases in capital spending in the cable, satellite and telco industries; customer concentration and consolidation; general economic conditions, including the impact of recent turmoil in the global financial markets; market acceptance of new or existing Harmonic products; losses of one or more key customers; risks associated with Harmonic’s international operations; inventory management; the effect of competition; difficulties associated with rapid technological changes in Harmonic’s markets; the need to introduce new and enhanced products and the risk that our product development is not timely or does not result in expected benefits or market acceptance; risks associated with a cyclical and unpredictable sales cycle; and risks that our international sales and support center will not provide the operational or tax benefits that we anticipate or that expenses exceed our plans. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our annual report filed on Form 10-K for the year ended December 31, 2007, our subsequent quarterly reports on Form 10-Q, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$179,891	$129,005
Short-term investments	147,272	140,255
Accounts receivable, net	63,923	69,302
Inventories	26,875	34,251
Deferred income taxes	36,384	3,506
Prepaid expenses and other current assets	15,985	17,489

Total current assets	470,330	393,808

Property and equipment, net	15,428	14,082

Goodwill, intangibles and other assets	78,605	67,889

	$564,363	$475,779

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,366	$20,500
Income taxes payable	1,434	481
Deferred revenue	29,909	37,865
Accrued liabilities	50,490	51,686

Total current liabilities	95,199	110,532

Accrued excess facilities costs, long-term	4,953	9,907
Income taxes payable, long-term	41,555	8,908
Other non-current liabilities	8,339	12,019

Total liabilities	150,046	141,366

Stockholders’ equity:
Common stock	2,263,331	2,246,969
Accumulated deficit	(1,848,394)	(1,912,386)
Accumulated other comprehensive loss	(620)	(170)

Total stockholders’ equity	414,317	334,413

	$564,363	$475,779

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$96,891	$87,390	$364,963	$311,204

Cost of sales	48,685	46,675	187,430	177,129

Gross profit	48,206	40,715	177,533	134,075

Operating expenses:
Research and development	14,207	11,288	54,471	42,902
Selling, general and administrative	26,394	24,332	83,118	70,690
Write-off of acquired in-process technology	—	—	—	700
Amortization of intangibles	160	160	639	525

Total operating expenses	40,761	35,780	138,228	114,817

Income from operations	7,445	4,935	39,305	19,258

Interest and other income, net	1,138	2,997	6,664	6,263

Income before income taxes	8,583	7,932	45,969	25,521

Provision for (benefit from) income taxes	(4,626)	1,293	(18,023)	2,100

Net income	$13,209	$6,639	$63,992	$23,421

Net income per share
Basic	$0.14	$0.08	$0.68	$0.29

Diluted	$0.14	$0.07	$0.67	$0.28

Shares used to compute net income per share:
Basic	95,014	88,469	94,535	81,882

Diluted	95,533	90,377	95,434	83,249

Harmonic Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,2008	December 31, 2007
Cash flows from operating activities:
Net income	$63,992	$23,421
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Amortization of intangibles	6,275	5,338
Write-off of acquired in-process technology	—	700
Depreciation	7,014	6,661
Stock-based compensation	7,806	6,196
Loss on disposal of fixed assets	185	74
Deferred income taxes	(55,859)	—
Other non-cash adjustments, net	3,243	278
Changes in assets and liabilities:
Accounts receivable	6,529	(4,191)
Inventories	7,388	7,865
Prepaid expenses and other assets	3,278	(6,847)
Accounts payable	(7,134)	(13,129)
Deferred revenue	(6,433)	10,205
Income taxes payable	33,657	208
Accrued excess facilities costs	(6,472)	(6,684)
Accrued and other liabilities	(3,242)	5,050

Net cash provided by operating activities	60,127	35,145

Cash flows from investing activities:
Purchases of investments	(132,813)	(177,908)
Proceeds from sale of investments	124,237	98,300
Acquisition of property and equipment, net	(8,546)	(5,868)
Acquisition of intellectual property	(500)	—
Acquisition of Rhozet Corp., net of cash received	(2,830)	(1,950)
Redemption (purchase) of Entone, Inc. convertible note	2,500	(2,500)
Acquisition costs related to the merger of Entone Technologies, Inc.	—	(2,465)

Net cash used in investing activities	(17,952)	(92,391)

Cash flows from financing activities:
Repayments under bank line and term loan	—	(460)
Repayments of capital lease obligations	—	(72)
Proceeds from issuance of common stock, net	8,463	153,337
Excess tax benefits from stock-based compensation	—	70

Net cash provided by financing activities	8,463	152,875

Effect of exchange rate changes on cash and cash equivalents	248	(78)

Net increase in cash and cash equivalents	50,886	95,551
Cash and cash equivalents at beginning of period	129,005	33,454

Cash and cash equivalents at end of period	$179,891	$129,005

Harmonic Inc.
Revenue Information
(In thousands)
(Unaudited)

	Three Months Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2008		2007		2008		2007

Product
Video Processing	$37,165	38%	$41,941	48%	$137,390	38%	$134,744	43%
Edge & Access	40,719	42%	29,397	34%	165,246	45%	125,270	40%
Software, Services and Other	19,007	20%	16,052	18%	62,327	17%	51,190	17%

Total	$96,891	100%	$87,390	100%	$364,963	100%	$311,204	100%

Geography
United States	$51,596	53%	$49,810	57%	$205,162	56%	$175,257	56%
International	45,295	47%	37,580	43%	159,801	44%	135,947	44%

Total	$96,891	100%	$87,390	100%	$364,963	100%	$311,204	100%

Market
Cable	$60,929	63%	$46,493	53%	$227,402	62%	$185,803	60%
Satellite	20,301	21%	21,637	25%	73,679	20%	65,343	21%
Telco & Other	15,661	16%	19,260	22%	63,882	18%	60,058	19%

Total	$96,891	100%	$87,390	100%	$364,963	100%	$311,204	100%

Use of Non-GAAP Financial Measures
In establishing operating budgets, managing its business performance, and setting internal measurement targets, the Company excludes a number of items required by GAAP. Management believes that these accounting charges and credits, which are non-cash or non-recurring in nature, are not useful in managing its operations and business. Historically, the Company has also publicly presented these supplemental non-GAAP measures in order to assist the investment community to see the Company “through the eyes of management,” and thereby enhance understanding of its operating performance. The non-GAAP financial measures presented here are gross margin, operating expense, net income and net income per share. The presentation of non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. A reconciliation of the historical non-GAAP financial measures discussed in this press release to the most directly comparable historical GAAP financial measures is included with the financial statements contained in this press release. The non-GAAP adjustments described below have historically been excluded from our non-GAAP financial measures. These adjustments, and the basis for excluding them, are:
•	Restructuring Activities
–	Severance Costs

The Company has incurred severance costs in cost of sales and in operating expenses in connection with the closing of its manufacturing and research and development facilities in the UK. The Company excludes one-time costs of this nature in evaluating its ongoing operational performance. We believe that these costs do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

–	Excess Facilities

The Company has incurred excess facilities charges and credits in operating expenses due to adjustments related to vacating portions of its Sunnyvale campus, estimating income from subleases of buildings, and to the closing of its manufacturing and research and development facilities in the UK. The Company excludes one-time charges and credits of this nature in evaluating its ongoing operational performance. We believe that these charges and credits do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

–	Product Discontinuance

In connection with the restructuring of its operations in the UK, the Company recorded charges for excess inventory in connection with discontinued products. The Company excludes one-time costs of this nature in evaluating its ongoing operational performance. We believe that these costs do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.
•	Litigation Settlement Costs
The Company has incurred charges in connection with the settlement of litigation and related expenses. The Company excludes one-time costs of this nature in evaluating its ongoing operating performance as it is difficult to estimate the amount or timing of these items in advance. Generally, in the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of such litigation originated several years prior to the applicable settlement. We believe that these costs do not reflect future expenses nor do they provide a meaningful comparison of current versus prior operating results.

•	Non-Cash Items
–	Stock-Based Compensation Expense

The Company has incurred stock-based compensation expense in cost of sales and operating expenses as required under FAS 123R. The Company excludes stock-based compensation expense because it believes that this measure is not relevant in evaluating its core operating performance, either for internal measurement purposes or for period-to-period comparisons and benchmarking against other companies.

Amortization of Intangibles

The Company has incurred a charge for amortization of intangibles related to acquisitions made by the Company. The Company excludes these items when it evaluates its core operating performance. We believe that eliminating these expenses is useful to investors when comparing historical and prospective results and comparing such results to other companies because these expenses will vary if and when the Company makes additional acquisitions.

–	Impairment of a Marketable Security

The Company has incurred a charge as a result of the fair value of the Company’s investment in the unsecured debt of Lehman Brothers Holdings, Inc. being substantially reduced because of the bankruptcy of the issuer. As a result, the Company recorded an “other-than-temporary” impairment charge to reduce the carrying value of this investment. This impairment charge has been excluded from our non-GAAP net income because we expect the impairment charge to be a non-recurring item. As such, we believe that its inclusion in our calculation of non-GAAP net income would not provide a meaningful comparison of current versus prior net income.

–	Reversal of Valuation Allowance for Certain Deferred Tax Assets

The Company has reversed a valuation allowance against certain deferred tax assets, resulting in a credit to its provision for income taxes. The Company has excluded the discrete benefit from this reversal from its calculation of the Company’s non-GAAP net income because it believes that it is of a one-time nature and does not reflect future expected tax provisions nor does it provide a meaningful comparison of current versus prior net income.

Harmonic Inc.
GAAP to non-GAAP Income Reconciliation
(Unaudited)

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
		Operating			Operating
(In thousands)	Gross Margin	Expense	Net Income	Gross Margin	Expense	Net Income

GAAP	$48,206	$40,761	$13,209	$40,715	$35,780	$6,639

Cost of sales related to stock based compensation expense	318		318	280		280
Research and development expense related to stock based compensation expense		(824)	824		(573)	573
Selling, general and administrative expense related to stock based compensation expense		(1,194)	1,194		(868)	868
Selling, general and administrative expense related to excess facilities expense		(96)	96		(482)	482
Selling, general and administrative expense related to litigation settlements		(5,189)	5,189		(6,400)	6,400
Amortization of intangibles from acquisitions	1,350	(160)	1,510	1,474	(160)	1,634
Income tax valuation allowance adjustment			(3,326)

Non-GAAP	$49,874	$33,298	$19,014	$42,469	$27,297	$16,876

GAAP per share – basic			$0.14			$0.08

GAAP per share – diluted			$0.14			$0.07

Non-GAAP income per share — basic			$0.20			$0.19

Non-GAAP income per share — diluted			$0.20			$0.19

Shares used in per-share calculation – basic			95,014			88,469

Shares used in per-share calculation – diluted			95,533			90,377

	Year Ended December 31, 2008			Year Ended December 31, 2007
		Operating			Operating
	Gross Margin	Expense	Net Income	Gross Margin	Expense	Net Income

GAAP	$177,533	$138,228	$63,992	$134,075	$114,817	$23,421

Cost of sales related to severance costs				188		188
Cost of sales related to stock based compensation expense	1,137		1,137	998		998
Cost of sales related to product discontinuance				772		772
Research and development expense related to severance costs					(334)	334
Research and development expense related to stock based compensation expense		(2,845)	2,845		(2,012)	2012
Selling, general and administrative expense related to severance costs					(131)	131
Selling, general and administrative expense related to stock based compensation expense		(3,824)	3,824		(3,186)	3,186
Selling, general and administrative expense related to excess facilities expense (recovery)		(1,834)	1,834		331	(331)
Selling, general and administrative expense related to litigation settlements		(5,189)	5,189		(6,400)	6,400
Amortization of intangibles from acquisitions	5,501	(639)	6,140	4,740	(1,225)	5,965
Impairment of Lehman Brothers investment			845
Income tax valuation allowance adjustment			(19,394)

Non-GAAP	$184,171	$123,897	$66,412	$140,773	$101,860	$43,076

GAAP per share – basic			$0.68			$0.29

GAAP per share – diluted			$0.67			$0.28

Non-GAAP income per share — basic			$0.70			$0.53

Non-GAAP income per share — diluted			$0.70			$0.52

Shares used in per-share calculation – basic			94,535			81,882

Shares used in per-share calculation – diluted			95,434			83,249